Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SeraCare Life Sciences, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of SeraCare Life Sciences, Inc. on Form S-3 of our reports on Boston Biomedica, Inc. dated March 4, 2004 (Except for Note 15 as to which the date is December 27, 2004) and December 10, 2004 (Except for Note 13(D) and (E) as to which the date is December 27, 2004), relating to the financial statements of Boston Biomedica, Inc. for the years ended December 31, 2003 and 2002, respectively, appearing in the Current Report on Form 8-K/A of SeraCare Life Sciences, Inc. dated February 22, 2005 and to the reference to our firm under the heading “Experts” in the prospectus, which is a part of this Registration Statement.

/s/    WEINBERG & COMPANY, P.A.

Certified Public Accountants

Boca Raton, Florida

February 22, 2005